EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST V
MERRILL LYNCH PREFERRED FUNDING V, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE THREE MONTHS ENDED September 30, 2012		FOR THE THREE MONTHS ENDED September 30, 2011
	MERRILL LYNCH PREFERRED CAPITAL TRUST V	MERRILL LYNCH PREFERRED FUNDING V, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST V	MERRILL LYNCH PREFERRED FUNDING V, L.P.
Earnings	$15,949	$18,578	$15,949	$18,582
Fixed charges	$—	$—	$—	$—
Preferred securities distribution requirements	15,470	15,949	15,470	15,949
Total combined fixed charges and preferred securities distribution requirements	$15,470	$15,949	$15,470	$15,949
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.17

	FOR THE NINE MONTHS ENDED September 30, 2012		FOR THE NINE MONTHS ENDED September 30, 2011
	MERRILL LYNCH PREFERRED CAPITAL TRUST V	MERRILL LYNCH PREFERRED FUNDING V, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST V	MERRILL LYNCH PREFERRED FUNDING V, L.P.
Earnings	$47,846	$55,734	$47,846	$55,746
Fixed charges	$—	$—	$—	$—
Preferred securities distribution requirements	46,410	47,846	46,410	47,846
Total combined fixed charges and preferred securities distribution requirements	$46,410	$47,846	$46,410	$47,846
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.17